APP. E4				REGULATION OF INVESTMENT ADVISORS

CUSIP No. 638620104			 Page 1 of 3 Pages

________________________________________________________________________

1.  NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
		 ING Clarion Real Estate Securities, LLC			232802869
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)____
(b)____
3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION
201 King of Prussia Rd, Suite 600, Radnor, PA  19087


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


5. SOLE VOTING POWER
        2,805,389 shares, sole voting power

6. SHARED VOTING POWER
5,200 shares, shared voting power

7. SOLE DISPOSITIVE POWER
9,564,368 shares, sole dispositive power

8. SHARED DISPOSITIVE POWER
No shares under shared dispositive power

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9,564,368 shares

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
8.52%

12.  TYPE OF REPORTING PERSON*
IA














SCHEDULE 13G						APP. E4

			              UNITED STATES
		  SECURITIES AND EXCHANGE COMMISSION
			WASHINGTON, D.C.  20549



				SCHEDULE 13G

			Under the Securities Exchange Act of 1934
			           (Amendment)*
			   	Nationwide Health Properties Inc
				(Name of Issuer)
				Ordinary Shares
			          (Title of Class of Securities)
				  638620104
				(Cusip Number)




Sec 1745 (6-88)



					E4-1


Items
Item 1
(a) Nationwide Health Properties Inc
(b) 610 Newport Center Dr, Suite 1150, Newport Beach, CA  92660

Item 2
(a) ING Clarion Real Estate Securities, LLC
(b) 201 King of Prussia Rd, Suite 600, Radnor, PA  19087
(c) Organized in the State of Delaware
(d) Ordinary Shares
(e) 638620104

Item 3
(a) Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

Item 4
(a)  9,564,368 shares
(b) 8.52%
(c)
   (i.)		2,805,389 shares, sole voting power
   (ii.)		5,200 shares, shared voting power
   (iii.)	9,564,368 shares, sole dispositive power
   (iv.)	No shares, shared dispositive power

Item 5
N/A

Item 6
N/A

Item 7
N/A

Item 8
N/A

Item 9
N/A

Item 10
Robert S Tull, Chief Compliance Officer